Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 File Nos. 333-257340, 333-265950, and 333-283453 and on Form S-1 File No. 333-282387 of Agrify Corporation, of our report, dated March 21, 2025, relating to the consolidated financial statements of Agrify Corporation as of December 31, 2024 and for the year then ended, and the retrospective adjustments to the 2023 consolidated financial statements described in Notes 1 and 6, except for the retroactive impact of the reverse stock split on October 8, 2024, as to which the date is March 27, 2025, which report is included in this Annual Report on Form 10-K/A of Agrify Corporation for the year ended December 31, 2024.

/s/ GuzmanGray

GuzmanGray

Costa Mesa, California

March 27, 2025